UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2008
ENCORE ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33676 (Commission File Number)	20-8456807 (IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01      Completion of Acquisition or Disposition of Assets.
Item 3.02      Unregistered Sales of Equity Securities.
     On February 7, 2008, Encore Energy Partners Operating LLC (“OLLC”), a wholly owned subsidiary of Encore Energy Partners LP (the “Partnership”), completed the acquisition of oil and natural gas producing properties in the Permian and Williston Basins (the “Acquired Properties”) from Encore Operating, L.P. (“Encore Operating”), a wholly owned subsidiary of Encore Acquisition Company (“EAC”), pursuant to the terms and conditions of a Purchase and Investment Agreement (the “Purchase Agreement”) among OLLC, the Partnership and Encore Operating.
     The Acquired Properties have approximately 10.8 million barrels of oil equivalent (“BOE”) of proven reserves and current production of approximately 1,800 BOE per day. Approximately 80 percent of current production is located in six fields in the Permian Basin: Crockett, Nolley McFarland, Dune, North Cowden, Champmon, and Yates. The remaining production is located in three fields in the Williston Basin: Horse Creek, Charlson Madison Unit, and Elk.
     The purchase price for the Acquired Properties was approximately $250.4 million, consisting of approximately $125.4 million in cash and 6,884,776 common units representing limited partner interests in the Partnership (“Common Units”). As part of the closing, the borrowing base under OLLC’s Credit Agreement, dated as of March 7, 2007 (the “Credit Agreement”), was increased to $240,000,000. OLLC financed the cash portion of the purchase price through additional borrowings under the Credit Agreement. The Common Units were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.
     Each of the parties to the Purchase Agreement is a direct or indirect subsidiary of EAC. As a result, certain officers of EAC serve as officers and/or directors of more than one of such entities. After the transaction, EAC and its affiliates, including Encore Operating, own approximately 20.92 million of the Partnership’s outstanding Common Units, or approximately 67 percent of Common Units outstanding. EAC, through its indirect ownership of the Partnership’s general partner, also holds 504,851 general partner units in the Partnership.
     The Board of Directors of the Partnership’s general partner approved the transaction based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. Simmons & Company International and Griffis & Associates, LLC acted as financial advisors to the Conflicts Committee of the Board of Directors of the Partnership’s general partner and delivered a fairness opinion in connection with the transaction.
     Lehman Brothers Inc. acted as financial advisor and rendered a fairness opinion to EAC’s Board of Directors in connection with the transaction.
     This report contains only a summary of certain provisions of the Purchase Agreement. The summary does not purport to be a complete summary of the Purchase Agreement and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference.
Item 9.01      Financial Statements and Exhibits.
     (a) — (b) Financial Statements of Businesses Acquired; Pro Forma Financial Information
     Pursuant to Item 9.01(a)(4) and Item 9.01(b)(2) of Form 8-K, the Partnership will amend this filing not later than 71 calendar days after February 13, 2008, to file the financial statements required by Rule 3-05(b) of Regulation S-X and Article 11 of Regulation S-X.
     (d) Exhibits.
2.1	Purchase and Investment Agreement, dated December 27, 2007, by and among Encore Energy Partners LP, Encore Energy Partners Operating LLC and Encore Operating, L.P. (incorporated by reference to Exhibit 2.1 of the Partnership’s Current Report on Form 8-K filed on January 3, 2008)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY PARTNERS LP
By:	Encore Energy Partners GP LLC, its general partner

Date: February 8, 2008	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Purchase and Investment Agreement, dated December 27, 2007, by and among Encore Energy Partners LP, Encore Energy Partners Operating LLC and Encore Operating, L.P. (incorporated by reference to Exhibit 2.1 of the Partnership’s Current Report on Form 8-K filed on January 3, 2008)